Exhibit 99.1

PRESS RELEASE
Brooks Automation Names Robyn C. Davis to Its Board of Directors

CHELMSFORD, Mass., July 2, 2013 - Brooks Automation, Inc. (Nasdaq: BRKS), a leading worldwide provider of automation, vacuum, and instrumentation solutions for multiple markets including semiconductor manufacturing, life sciences, and clean energy, today announced that Robyn C. Davis has been elected to its Board of Directors. Ms. Davis is Managing Director of AngelHealthcare Investors, an early-stage private equity investment group focused on medical devices, life sciences and specialty pharmaceutical companies. Prior to AngelHealthcare, Ms. Davis was a Director of the merchant banking services practices for Barents Group, LLC, and a strategy consultant at Bain & Company.
“We are extremely pleased to have Robyn join our Board,” said Dr. Stephen S. Schwartz, President and CEO of Brooks. “She brings vast business experience and leadership, particularly in the area of life sciences, and will be a valuable contributor to the Company's continued success.”
Joseph R. Martin, Chairman of the Brooks Board of Directors, also commented, “I am delighted to welcome Robyn to our Board. She is a proven and successful business leader who will greatly enhance the Board as we continue guiding the Company through its long-term strategy.”
Ms. Davis received her B.A. degree, magna cum laude, from Tufts University and her M.B.A degree from Harvard University.

About Brooks Automation, Inc.
Brooks is a leading worldwide provider of automation, vacuum and instrumentation solutions for multiple markets including life sciences, front end semiconductor manufacturing and adjacent technology markets. Our technologies, engineering competencies and global service capabilities provide customers speed to market, and ensure high uptime and rapid response, which equate to superior value in their mission-critical controlled environments. Since 1978, we have been a leading partner to the global semiconductor manufacturing market and through product development initiatives and strategic business acquisitions; we have expanded our reach to meet the needs of customers in the life sciences industry, analytical & research markets and clean energy solutions. Brooks is headquartered in Chelmsford, MA, with direct operations in North America, Europe and Asia. For more information, please visit www.brooks.com.

CONTACT:	Lynne Yassemedis Brooks Automation, Inc. 978-262-4443 lynne.yassemedis@brooks.com

John Mills Senior Managing Director ICR, LLC 310-954-1105 john.mills@icrinc.com